Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Ready Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	457(h)	5,500,000(1)(3)	$10.71(2)	$58,905,000(2)	0.00011020	$6,491.33
Total Offering Amounts					$58,905,000(2)		$6,491.33
Total Fee Offsets				n/a			—
Net Fee Due							$6,491.33

(1)	Amount to be registered consists of 5,500,000 shares of common stock (“Common Stock”) of Ready Capital Corporation (“Ready Capital”) that may be issued under the Ready Capital Corporation 2023 Equity Incentive Plan (the “Plan”).

(2)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on the NYSE on September 6, 2023.

(3)	Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or similar transactions.